Exhibit 99.1

                                   MAY 5, 2006

                              FOR IMMEDIATE RELEASE
                                   CACHE, INC.
                         NASDAQ COMMON STOCK SYMBOL CACH

                    CACHE REPORTS FIRST QUARTER 2006 RESULTS
               Diluted EPS OF $0.11, inclusive of $0.02 for Stock
                                 Option Expense
      Increases Fiscal 2006 Diluted EPS Range to $0.99 to $1.01, Excluding
                         $0.07 of Stock Option Expense

       New York, New York - May 5, 2006 - Cache Inc., (NASDAQ: CACH), a specialty chain of women's apparel stores with 304 stores currently open, reported results for the thirteen week period ended April 1, 2006.

For the thirteen week period ended April 1, 2006:

      o Net sales increased 1.6% to $63.8 million compared to $62.8 million in the first quarter of 2005 and comparable store sales gained 1%;
      o Operating income totaled $2.3 million, or 3.6% of net sales, as compared to $2.8 million, or 4.4% of net sales in the first quarter of 2005;
      o Diluted earnings per share were $0.11, including stock option expense of $0.02 per diluted share compared to $0.11 in the first quarter of 2005.

       Mr. Brian Woolf, Cache's Chairman commented: "We are pleased with our first quarter results, which were at the high end of our revised guidance. Our Cache stores delivered a strong performance driven by the successful execution of our merchandising and marketing initiatives. As we enter the second quarter, our business has accelerated with strong full price selling in our key merchandise categories of dresses, sportswear and accessories. The Cache customer is responding well to new fashion trends in bottoms such as cropped pants, skinny pants and shorts, as well as short and long dresses. Based on this strong momentum we are raising our full year guidance prior to stock option expense."

Additionally, during the first quarter, the Company:
      o Opened 2 stores and closed 6 stores and at quarter-end operated 304 stores in 43 states;
      o Remodeled 6 stores with 62% of its Cache store base in the new store format at quarter-end.

       Following quarter end, the Company announced that it acquired 5 new locations in May through a purchase of store leases from April Cornell, which is currently operating in bankruptcy.

       Mr. Wolf stated: "We are excited to acquire five store leases from April Cornell. The locations are in premiere shopping destinations in the U.S. and are perfect sites for Cache. We look forward to the opening of these five new Cache stores later this month."

       Gross profit in the first quarter rose by 7.6% to $29.2 million, or 45.7% of net sales, compared to $27.1 million, or 43.2% of net sales, in the first quarter of 2005. The increase in gross profit margin can be attributed to strong full price selling and improved sourcing costs. In total, operating expenses were $26.9 million, or 42.1% of net sales compared to $24.4 million, or 38.8% of net sales in the first quarter of 2005. The increase in operating expenses as a percentage of net sales resulted from increased depreciation expense and the affect of adopting FAS 123R. Stock option related expense in the first quarter of fiscal 2006 totaled $330,000 pre-tax, or $0.02 per share. The Company did not record any stock option expense in fiscal 2005.

       At April 1, 2006, cash and marketable securities totaled $56.7 million, rising $14.1 million from $42.6 million at April 2, 2005. Inventory was current at $34.4 million, down approximately 2.5% per store as compared to inventory of $34.4 million on April 2, 2005. Working capital increased by $9.5 million to $64.5 million from $55.1 million at April 2, 2005.

A table summarizing financial results follows:


                                    THIRTEEN WEEKS ENDED
                                    --------------------
                                    Apr. 1,             April 2,
                                       2006                 2005
                                       ----                 ----
                                  ($ Thousands, except for per share data)

Sales                               $    63,821       $    62,793
Operating income                    $     2,304       $     2,751
Net income                          $     1,728       $     1,757
Basic earnings per share            $      0.11       $      0.11
Diluted earnings per share          $      0.11       $      0.11
Basic weighted average
     shares outstanding              15,776,000        15,686,000
Diluted weighted average
     shares outstanding              16,236,000        16,002,000


GUIDANCE

       For fiscal 2006, the Company currently estimates net sales in the range of $280 million to $286 million as compared to its previous guidance of $278 million to $284 million. This compares to actual net sales of $266.4 million in fiscal 2005. The Company currently expects fiscal 2006 diluted earnings per share in the range of $0.92 to $0.94, which includes stock option expense of approximately $0.07 per diluted share. This compares to the Company's previous expectation for fiscal 2006 diluted earnings per share in the range of $0.94 to $0.96, which included stock option expense of $0.04 per diluted share as compared to actual fiscal 2005 diluted earnings per share of $0.83. The increase in stock option expense for the fiscal 2006 year is due to a lower tax benefit accrued on stock option expense.

       For the second quarter, the Company currently estimates net sales in the range of $70 million to $72 million, as compared to actual net sales of $67.0 million in the second quarter of fiscal 2005. Second quarter diluted earnings per share are currently estimated in the range of $0.25 to $0.27 per diluted share, which includes stock option expense of $0.02 per diluted share, as compares to actual diluted earnings per share of $0.19 in the second quarter of fiscal 2005.

STORE OPENING PLANS

       The Company continues to expect to open between 15 to 20 new stores and close six low productivity stores with their natural lease expiration date. During the first quarter, the Company opened 1 new Cache store and 1 Lillie Rubin location. Following quarter end, the Company opened 2 new Cache stores and has scheduled a total 9 additional store openings for the second quarter. At year end, the Company continues to expect to operate approximately 320 stores.

       Interested stockholders and other persons are invited to listen to the first quarter earnings conference call scheduled for today, Friday, May 5, 2006 at 9:00 a.m. Eastern Time. To participate in Cache's conference call dial 1-800-289-0572 approximately five minutes prior to the 9:00am Eastern start time. The call will also be broadcast live over the Internet at HTTP://WWW.CACHE.COM. An online archive will be available immediately following the call and will be accessible until May 12, 2006.

       Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities law. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, industry trends, merchandise and fashion trends, competition, changes in general economic conditions and consumer spending patterns, vendor procurement issues and the ability to obtain financing, as well as other risks outlined from time to time in the filings of Cache, Inc., with the Securities and Exchange Commission.


                            Financial Tables Follow:


       For further information contact Thomas E. Reinckens, President, Chief Operating Officer, Cache, Inc., 1440 Broadway, New York, New York 10018, (212) 575-3246.

                           CACHE, INC. AND SUBSIDIARIES                26-Apr-06
                           CONSOLIDATED BALANCE SHEETS





                                                                           April 1,             December 31,            April 2,
ASSETS                                                                       2006                   2005                  2005
                                                                     -------------------   --------------------   ------------------
                                                                        (Unaudited)                                    (Unaudited)
     Current assets:
             Cash and equivalents                                    $       22,185,000    $        16,753,000    $       18,646,000
             Marketable securities                                           34,552,000             36,520,000            24,000,000
             Receivables, net                                                 3,697,000              5,734,000             5,992,000
             Inventories                                                     34,427,000             32,785,000            34,393,000
             Deferred income taxes, net                                         705,000                691,000               616,000
             Prepaid expenses and other current assets                        1,032,000              4,777,000             1,600,000
                                                                     -------------------   --------------------   ------------------
                                  Total current assets                       96,598,000             97,260,000            85,247,000


     Equipment and leasehold improvements, net                               54,059,000             52,760,000            48,287,000

     Other assets                                                               886,000                864,000               850,000
                                                                     -------------------   --------------------   ------------------

                                  Total assets                       $      151,543,000    $       150,884,000    $      134,384,000
                                                                     ===================   ====================   ==================


     LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities:
             Accounts payable                                        $       16,027,000    $        18,404,000    $       16,957,000
             Income taxes payable                                               872,000               ---                    502,000
             Accrued compensation                                             2,560,000              2,624,000             2,563,000
             Accrued liabilities                                             12,624,000             12,446,000            10,164,000
                                                                     -------------------   --------------------   ------------------
                                  Total current liabilities                  32,083,000             33,474,000            30,186,000


     Other liabilities                                                       16,171,000             16,309,000            14,496,000
     Deferred income taxes, net                                               2,042,000              2,105,000             2,978,000

     Commitments and contingencies


     STOCKHOLDERS' EQUITY


            Common stock                                                        158,000                158,000               157,000
            Additional paid-in capital                                       35,978,000             35,455,000            34,832,000
            Retained earnings                                                65,111,000             63,383,000            51,735,000
                                                                     -------------------   --------------------   ------------------
                                  Total stockholders' equity                101,247,000             98,996,000            86,724,000
                                                                     -------------------   --------------------   ------------------

                                  Total liabilities and
                                    stockholders' equity             $      151,543,000    $      150,884,000     $      134,384,000
                                                                     ===================   ==================     ==================




                                                                      26-Apr-06
                          CACHE, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                          FOR THE THIRTEEN WEEKS ENDED
                                   (Unaudited)


                                                              April 1,                      April 2,
                                                               2006                          2005
                                                     -------------------          --------------------

Net sales                                            $       63,821,000           $        62,793,000

Cost of sales, including buying and occupancy                34,639,000                    35,660,000
                                                     -------------------          --------------------

Gross profit                                                 29,182,000                    27,133,000
                                                     -------------------          --------------------

Expenses
    Store operating expenses                                 22,054,000                    20,593,000
    General and administrative expenses                       4,824,000                     3,789,000
                                                     -------------------          --------------------
         Total expenses                                      26,878,000                    24,382,000
                                                     -------------------          --------------------

Operating income                                              2,304,000                     2,751,000


Other income:
    Interest income                                             529,000                       157,000
                                                     -------------------          --------------------

Income before income taxes                                    2,833,000                     2,908,000

Income tax provision                                          1,105,000                     1,151,000
                                                     -------------------          --------------------


Net income                                           $        1,728,000           $         1,757,000
                                                     ===================          ====================



Basic earnings per share                                          $0.11                         $0.11
                                                        ================              ================

Diluted earnings per share                                        $0.11                         $0.11
                                                        ================              ================



Basic weighted average shares outstanding                    15,776,000                    15,686,000
                                                        ================              ================

Diluted weighted average shares outstanding                  16,236,000                    16,002,000
                                                        ================              ================
